EXHIBIT 10.11


                                 AMENDMENT

                                    TO

                      SPLIT DOLLAR INSURANCE AGREEMENT


   THIS AMENDMENT made effective the 1st day of November, 1994, between the FIRST NATIONAL BANK AND TRUST COMPANY, ("Bank") and
_____________________, ("Participant").

   WHEREAS, the Participant and the Bank are parties to a Split Dollar Insurance Agreement dated the _____ day of ___________________, 19__, setting forth the terms of a Split Dollar Insurance Program ("Program");

   WHEREAS, Confederation Life Insurance Company ("Insurer"), which issued the life insurance contract on which the Split Dollar Insurance Agreement is based ("Policy"), has encountered financial difficulties and is under an order of rehabilitation; and

   WHEREAS, the parties, under authority given in the Split Dollar Insurance Agreement, wish to amend the Split Dollar Insurance Agreement
(i) to permit the Bank to determine in its sole discretion the extent, if any, of any additional premiums that will be paid by the Bank to the Insurer under the Split Dollar Insurance Agreement, (ii) to eliminate the requirement for payments by the Participant under the Split Dollar Insurance Agreement until the Program is either terminated (in which the Split Dollar Insurance Agreement would be discontinued) or reinstated (in which the Program would continue from the point of reinstatement in accordance with the terms of the Split Dollar Insurance Agreement) and
(iii) to permit the Bank in its discretion the right to either terminate or reinstate the Program and the Split Dollar Insurance Agreement by giving notice to the Participant of its decision,

   NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and obligations hereinafter set forth, the parties do hereby agree as follows:

   1. Future Premium Payments. The Bank shall pay $_________ to the Insurer as a premium payment in 1994, and may make such future premium payments, if any, as it shall determine in its sole discretion. The Employee shall make no further premium payments under the Program unless and until the Program is reinstated as set forth below.

   2. Reinstatement or Termination. The Bank, by written notice to the Participant, shall have the right in its sole discretion to either (i) terminate the Program and the Split Dollar Insurance Agreement, retaining any and all rights to return of premium it may have under the collateral assignment executed in connection with the Program or (ii) reinstate the Program in accordance with its original terms so that from the date of the notice the obligations of the parties under the Split Dollar Insurance
Agreement would continue in accordance with its terms but with no obligation on either party to make up premium payments not made between the date hereof and the date of reinstatement. Neither a termination nor a reinstatement shall require any documentation other than the notice given by the Bank to the Participant; however, the Participant agrees to execute any and all documents that may be necessary or advisable to effect the decision (termination or reinstatement) made in the discretion of the Bank.

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   3.  Continuation.  Except as modified hereby, the Split Dollar Insurance
Agreement shall continue in accordance with its terms.

   IN WITNESS WHEREOF, the parties have signed this Amendment as of the day and year first-above written.

               FIRST NATIONAL BANK AND TRUST COMPANY


               BY:
                        President





                        Participant